Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:     Scott Frommer (investors) - 336-436-5076
Investor@labcorp.com

Pattie Kushner (media) - 336-436-8263
Media@labcorp.com

Company Information: www.labcorp.com

358 South Main Street
Burlington, NC 27215
Telephone: (336) 584-5171

LABCORP ANNOUNCES 2018 SECOND QUARTER RESULTS
AND UPDATES 2018 GUIDANCE

•

•	Q2 revenue of $2.9 billion, up 13% over $2.5 billion last year

•	Q2 diluted EPS of $2.27, up 28% from $1.78 last year; Q2 adjusted EPS of $2.98, up 23% over $2.43 last year

•	Q2 free cash flow of $280 million, up 16% over $241 million last year

•	2018 adjusted EPS guidance of $11.35 to $11.65, up 23% to 26% over 2017

•	2018 free cash flow guidance of $1.1 billion to $1.2 billion

Burlington, NC, July 25, 2018 - LabCorp® (or the Company) (NYSE: LH) today announced results for the second quarter ended June 30, 2018, and updated 2018 guidance.

“We delivered another quarter of strong growth and disciplined capital deployment across our integrated enterprise, with double-digit increases in revenue and adjusted EPS over last year,” said David P. King, chairman and CEO. “The Drug Development business drove continued organic revenue growth and strong margin improvement, while winning and expanding strategic partnerships that will contribute to future study awards. The Diagnostics business expanded opportunities with key partners, and achieved solid results despite the negative impact from the implementation of PAMA. As a global leader in the expanding life sciences industry, our differentiated offering strengthens our ability to overcome segment-specific challenges, and create significant value for stakeholders now and for years to come.”

Effective January 1, 2018, the Company adopted the FASB-issued converged standard on revenue recognition (ASC 606), using the full retrospective method. Unless otherwise indicated, all financial results in 2017 and comparisons to financial results in 2017 have been restated in this press release as if the Company had adopted ASC 606 on January 1, 2017.

Consolidated Results

Second Quarter Results
Revenue for the quarter was $2.87 billion, an increase of 13.4% compared to $2.53 billion in the second quarter of 2017. The increase in revenue was due to growth from acquisitions of 10.5%, organic growth of 2.1%, and the benefit from foreign currency translation of approximately 80 basis points.

Operating income for the quarter was $369.2 million, or 12.9% of revenue, compared to $329.8 million, or 13.0%, in the second quarter of 2017. The increase in operating income was primarily due to acquisitions, organic revenue growth, and the Company’s LaunchPad business process improvement initiative, partially offset by lower Medicare pricing as a result of the implementation of PAMA and personnel costs. The Company recorded restructuring charges, special items, and amortization which together totaled $94.3 million in the quarter, compared to $101.3 million during the same period in 2017. Adjusted operating income (excluding amortization, restructuring charges, and special items) for the quarter was $463.5 million, or 16.2% of revenue, compared to $431.1 million, or 17.1%, in the second quarter of 2017. The decline in adjusted operating margin was due to the implementation of PAMA, and the mix impact from the acquisition of Chiltern.

Net earnings in the quarter were $233.8 million, compared to $184.8 million in the second quarter of 2017. Diluted EPS were $2.27 in the quarter, an increase of 28.0% compared to $1.78 in the same period in 2017. Adjusted EPS (excluding amortization, restructuring charges and special items) were $2.98 in the quarter, an increase of 22.6% compared to $2.43 in the second quarter of 2017.

Operating cash flow for the quarter was $367.2 million, compared to $310.5 million in the second quarter of 2017, due to higher cash earnings and favorable working capital. Capital expenditures totaled $87.2 million, compared to $69.3 million a year ago. As a result, free cash flow (operating cash flow less capital expenditures) was $280.0 million, compared to $241.2 million in the second quarter of 2017.

At the end of the quarter, the Company’s cash balance and total debt were $221.4 million and $6.5 billion, respectively. During the quarter, the Company invested $79.1 million in acquisitions, paid down a net of $310.0 million of debt, and repurchased $75.0 million of stock representing approximately 0.5 million shares. The Company had $993.5 million of authorization remaining under its share repurchase program at the end of the quarter.

Year-To-Date Results
Revenue was $5.71 billion, an increase of 15.6% over last year’s $4.94 billion. The increase in revenue was due to growth from acquisitions of 11.9%, organic growth of 2.6%, and the benefit from foreign currency translation of approximately 110 basis points.

Operating income was $674.6 million, or 11.8% of revenue, compared to $647.9 million, or 13.1%, in the first half of 2017. The increase in operating income was primarily due to acquisitions, organic revenue growth, and the Company’s LaunchPad initiative, partially offset by the implementation of PAMA and personnel costs. The Company recorded restructuring charges, special items, and amortization which together totaled $224.7 million in the first half of the year, compared to $159.9 million during the same period in 2017. This increase was primarily due to higher amortization expense, and the payment of a one-time bonus to non-bonus-eligible employees following the implementation of the Tax Cuts and Jobs Act of 2017 (TCJA). Adjusted operating income (excluding amortization, restructuring charges, and special items) was $899.3 million, or 15.7% of revenue, compared to $807.8 million, or 16.3%, in the first half of 2017. The decline in adjusted operating margin was due to the impact from the implementation of PAMA, and the mix impact from the acquisition of Chiltern.

Net earnings in the first half of 2018 were $407.0 million, or $3.94 per diluted share, compared to $367.8 million, or $3.54 per diluted share, last year. Adjusted EPS (excluding amortization, restructuring and special items) were $5.75, an increase of 25.8% compared to $4.57 in the first half of 2017.

Operating cash flow was $522.0 million, compared to $536.4 million in the first half of 2017. The reduction in operating cash flow was due to the one-time bonus payment related to the TCJA and higher working capital to support growth, partially offset by higher cash earnings. Capital expenditures totaled $159.7 million, compared to $141.5 million during the same period in 2017. As a result, free cash flow (operating cash flow less capital expenditures) was $362.3 million, compared to $394.9 million in the first half of 2017.

***

The following segment results reflect the Company’s retrospective adoption of ASC 606 on January 1, 2017, and exclude amortization, restructuring charges, special items and unallocated corporate expenses.

Second Quarter Segment Results

LabCorp Diagnostics
Revenue for the quarter was $1.81 billion, an increase of 5.4% over $1.72 billion in the second quarter of 2017. The increase in revenue was primarily driven by acquisitions, organic volume (measured by requisitions), and the benefit from foreign currency translation of approximately 30 basis points, partially offset by the impact from the implementation of PAMA. Total volume (measured by requisitions) increased by 5.8%, of which organic volume was 2.8% and acquisition volume was 3.0%. Revenue per requisition decreased by 0.7%.

Adjusted operating income (excluding amortization, restructuring charges and special items) for the quarter was $376.0 million, or 20.7% of revenue, compared to $375.5 million, or 21.8%, in the second quarter of 2017. Operating income benefited from organic volume growth and acquisitions, which were essentially offset by the negative impact from PAMA and personnel costs. The decline in operating margin was primarily due to the negative impact from PAMA.

Covance Drug Development
Revenue for the quarter was $1.05 billion, an increase of 30.5% over $808 million in the second quarter of 2017. The increase was primarily due to acquisitions, as well as organic growth and the benefit from foreign currency translation of approximately 180 basis points.

Adjusted operating income (excluding amortization, restructuring charges and special items) for the quarter was $123.4 million, or 11.7% of revenue, compared to $88.5 million, or 11.0%, in the second quarter of 2017. The increase in operating income and margin were primarily due to organic demand, LaunchPad savings and acquisitions, partially offset by personnel costs. The Company expects to deliver $150 million of net savings from LaunchPad by the end of 2020, and $30 million of cost synergies from the integration of Chiltern by the end of 2019.

Net orders and net book-to-bill during the trailing twelve months were $4.87 billion and 1.22, respectively. Backlog at the end of the quarter was $8.97 billion, and the Company expects approximately $3.7 billion of this backlog to convert into revenue in the next twelve months.

***

Outlook for 2018

In the following guidance, all financial results in 2017 and comparisons to financial results in 2017 have been restated in this press release as if the Company had adopted ASC 606 on January 1, 2017. The guidance assumes foreign exchange rates effective as of June 30, 2018 for the remainder of the year, and includes capital allocation.

•
Revenue growth of 10.5% to 11.5% over 2017 revenue of $10.31 billion, which includes the benefit of approximately 50 basis points of foreign currency translation. This is in-line with the prior guidance of 10.0% to 12.0%, as the increased revenue guidance in Covance Drug Development is offset by the previously-announced divestiture of the Food Solutions business.

•
Revenue growth in LabCorp Diagnostics of 3.0% to 4.5% over 2017 revenue of $6.86 billion, which includes the negative impact of PAMA as well as the benefit of approximately 20 basis points of foreign currency translation. This is lower than the prior guidance of 3.5% to 5.5% due to the previously-announced divestiture of the Food Solutions business.

•
Revenue growth in Covance Drug Development of 23.0% to 26.0% over 2017 revenue of $3.45 billion, which includes the benefit of approximately 110 basis points of foreign currency translation. This is an increase over the prior guidance of 21.0% to 25.0% due to higher investigator and other pass-through revenues, partially offset by the change in foreign currency translation.

•	Adjusted EPS of $11.35 to $11.65, which is an increase of approximately 22.7% to 25.9% over 2017 adjusted EPS of $9.25, and a narrowing of the range compared to prior guidance of $11.30 to $11.70.

•	Free cash flow (operating cash flow less capital expenditures) of $1.1 billion to $1.2 billion, compared to $1.1 billion in 2017, unchanged from prior guidance.

Use of Adjusted Measures
The Company has provided in this press release and accompanying tables “adjusted” financial information that has not been prepared in accordance with GAAP, including adjusted EPS, adjusted operating income, free cash flow, and certain segment information. The Company believes these adjusted measures are useful to investors as a supplement to, but not as a substitute for, GAAP measures, in evaluating the Company’s operational performance. The Company further believes that the use of these non-GAAP financial measures provides an additional tool for investors in evaluating operating results and trends, and growth and shareholder returns, as well as in comparing the Company’s financial results with the financial results of other companies. However, the Company notes that these adjusted measures may be different from and not directly comparable to the measures presented by other companies. Reconciliations of these non-GAAP measures to the most comparable GAAP measures are included in the tables accompanying this press release.

The Company today is furnishing a Current Report on Form 8-K that will include additional information on its business and operations. This information will also be available in the investor relations section of the Company's website at www.labcorp.com. Analysts and investors are directed to the Current Report on Form 8-K and the website to review this supplemental information.

A conference call discussing LabCorp's quarterly results will be held today at 9:00 a.m. Eastern Time and is available by dialing 844-634-1444 (615-247-0253 for international callers). The access code is 8281087. A telephone replay of the call will be available through August 8, 2018 and can be heard by dialing 855-859-2056 (404-537-3406 for international callers). The access code for the replay is 8281087. A live online broadcast of LabCorp’s quarterly conference call on July 25, 2018, will be available at http://www.labcorp.com/ or at http://www.streetevents.com/ beginning at 9:00 a.m. Eastern Time. This webcast will be archived and accessible through July 18, 2019.

About LabCorp
LabCorp (NYSE: LH), an S&P 500 company, is a leading global life sciences company that is deeply integrated in guiding patient care, providing comprehensive clinical laboratory and end-to-end drug development services. With a mission to improve health and improve lives, LabCorp delivers world-class diagnostic solutions, brings innovative medicines to patients faster and uses technology to improve the delivery of care. LabCorp reported net revenues of over $10 billion in 2017. To learn more about LabCorp, visit www.labcorp.com, and to learn more about Covance Drug Development, visit www.covance.com.

This press release contains forward-looking statements including but not limited to statements with respect to estimated 2018 guidance and the related assumptions, the impact of various factors on operating and financial results, expected savings and synergies (including from the LaunchPad initiative and from acquisitions), and the opportunities for future growth. Each of the forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions and other unforeseen changes and general uncertainties in the marketplace, changes in government regulations, including healthcare reform, customer purchasing decisions, including changes in payer regulations or policies, other adverse actions of governmental and third-party payers, changes in testing guidelines or recommendations, adverse results in material litigation matters, the impact of changes in tax laws and regulations, failure to maintain or develop customer relationships, our ability to develop or acquire new products and adapt to technological changes, failure in information technology, systems or data security, employee relations, and the effect of exchange rate fluctuations. Actual results could differ materially from those suggested by these forward-looking statements. The Company has no obligation to provide any updates to these forward-looking statements even if its expectations change. Further information on potential factors, risks and uncertainties that could affect operating and financial results is included in the Company’s Form 10-K for the year ended December 31, 2017, and subsequent Forms 10-Q, including in each case under the heading risk factors, and in the Company’s other filings with the SEC. The information in this press release should be read in conjunction with a review of the Company’s filings with the SEC including the information in the Company’s Form 10-K for the year ended December 31, 2017, and subsequent Forms 10-Q, under the heading MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

- End of Text -
- Tables to Follow -

LABORATORY CORPORATION OF AMERICA HOLDINGS
Consolidated Statements of Operations
(in millions, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017

Revenues	$2,866.3	$2,528.2	$5,714.6	$4,941.9

Cost of revenues	2,031.2	1,750.2	4,100.5	3,451.4

Gross profit	835.1	778.0	1,614.1	1,490.5

Selling, general and administrative expenses	395.2	357.7	792.2	700.6
Amortization of intangibles and other assets	58.5	51.4	120.8	99.0
Restructuring and other special charges	12.2	39.1	26.5	43.0

Operating income	369.2	329.8	674.6	647.9

Other income (expense):
Interest expense	(63.1)	(55.0)	(126.6)	(107.4)
Equity method income, net	3.0	4.5	5.5	6.8
Investment income	0.8	0.4	1.4	0.7
Other, net	2.8	(0.5)	(0.7)	(3.6)
Earnings before income taxes	312.7	279.2	554.2	544.4

Provision for income taxes	78.6	94.1	147.6	176.0

Net earnings	234.1	185.1	406.6	368.4
Less: net earnings attributable to noncontrolling interest	(0.3)	(0.3)	0.4	(0.6)
Net earnings attributable to Laboratory Corporation of America Holdings	$233.8	$184.8	$407.0	$367.8

Basic earnings per common share	$2.29	$1.80	$3.99	$3.59

Diluted earnings per common share	$2.27	$1.78	$3.94	$3.54

Weighted average basic shares outstanding	101.9	102.4	101.9	102.5

Weighted average diluted shares outstanding	103.0	103.7	103.0	104.0

LABORATORY CORPORATION OF AMERICA HOLDINGS
Consolidated Balance Sheets
(in millions, except per share data)

	June 30,	December 31,
	2018	2017
ASSETS:

Current assets:
Cash and cash equivalents	$221.4	$316.6
Accounts receivable	1,520.3	1,531.0
Unbilled services	351.3	316.5
Supplies inventory	230.7	227.2
Prepaid expenses and other	286.1	308.8
Current assets held for sale	411.4	33.7
Total current assets	3,021.2	2,733.8

Property, plant and equipment, net	1,710.9	1,706.6
Goodwill	7,423.3	7,400.9
Intangible assets, net	4,049.5	4,166.1
Joint venture partnerships and equity method investments	58.9	58.4
Deferred income tax assets	1.7	1.9
Other assets, net	239.0	217.5
Long-term assets held for sale	—	387.8
Total assets	$16,504.5	$16,673.0

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$488.1	$573.9
Accrued expenses and other	739.9	793.3
Unearned revenue	393.3	380.8
Current portion of long-term debt	417.8	417.5
Current liabilities held for sale	82.4	20.2
Total current liabilities	2,121.5	2,185.7

Long-term debt, less current portion	6,039.4	6,344.6
Deferred income taxes and other tax liabilities	914.1	875.5
Other liabilities	371.8	376.0
Long term liabilities held for sale	—	66.3
Total liabilities	9,446.8	9,848.1

Commitments and contingent liabilities	—	—
Noncontrolling interest	20.0	20.8

Shareholders' equity:
Common stock	12.0	12.0
Additional paid-in capital	1,934.8	1,989.8
Retained earnings	6,603.1	6,196.1
Less common stock held in treasury	(1,105.2)	(1,060.1)
Accumulated other comprehensive income	(407.0)	(333.7)
Total shareholders' equity	7,037.7	6,804.1
Total liabilities and shareholders' equity	$16,504.5	$16,673.0

LABORATORY CORPORATION OF AMERICA HOLDINGS
Consolidated Statement of Cash Flows
(in millions, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017

CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$234.1	$185.1	$406.6	$368.4
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	138.5	127.0	281.3	255.1
Stock compensation	26.2	25.0	52.0	52.7
Loss / (Gain) on sale of assets	(2.0)	0.1	(0.3)	0.6
Accreted interest on zero-coupon subordinated notes	0.1	—	0.1	0.2
Cumulative earnings less than (in excess of) distributions from equity affiliates	(0.8)	(4.1)	(1.3)	(4.0)
Asset impairment	—	15.1	2.3	15.1
Deferred income taxes	—	(23.3)	36.0	(4.6)
Change in assets and liabilities (net of effects of acquisitions):
Decrease (Increase) in accounts receivable	66.8	(23.5)	13.2	(50.2)
Increase in unbilled services	(13.7)	(27.5)	(36.5)	(37.1)
Decrease in inventories	(6.1)	(5.6)	(4.7)	(0.7)
(Decrease) Increase in prepaid expenses and other	6.6	21.0	(27.2)	4.8
(Decrease) Increase in accounts payable	(31.5)	7.0	(91.3)	8.6
(Decrease) Increase in unearned revenue	(17.9)	(7.2)	8.3	(10.0)
(Decrease) Increase in accrued expenses and other	(33.1)	21.4	(116.5)	(62.5)
Net cash provided by operating activities	367.2	310.5	522.0	536.4

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(87.2)	(69.3)	(159.7)	(141.5)
Proceeds from sale of assets	0.6	0.2	0.7	1.0
Proceeds from sale of held for sale assets	49.1	—	49.1	—
Acquisitions of licensing technology	—	(1.1)	—	(2.3)
Investments in equity affiliates	(5.4)	(5.0)	(7.3)	(26.1)
Acquisition of businesses, net of cash acquired	(79.1)	(416.2)	(79.1)	(568.0)
Net cash used for investing activities	(122.0)	(491.4)	(196.3)	(736.9)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments of term loan	(295.0)	—	(295.0)	—
Proceeds from revolving credit facilities	165.0	520.0	394.7	749.7
Payments on revolving credit facilities	(180.0)	(307.0)	(394.7)	(440.7)
Payments on zero-coupon subordinated notes	—	(0.3)	—	(23.2)
Payments on long-term lease obligations	(2.3)	(2.0)	(5.1)	(4.3)
Noncontrolling interest distributions	(0.3)	(0.2)	(5.9)	(0.5)
Deferred acquisition costs	—	(0.1)	—	(1.5)
Net proceeds from issuance of stock to employees	14.6	4.4	43.0	31.4
Purchase of common stock	(75.0)	(108.0)	(150.0)	(256.0)
Net cash provided by (used for) financing activities	(373.0)	106.8	(413.0)	54.9
Effect of exchange rate changes on cash and cash equivalents	(12.6)	8.4	(7.9)	11.8
Net increase in cash and cash equivalents	(140.4)	(65.7)	(95.2)	(133.8)
Cash and cash equivalents at beginning of period	361.8	365.3	316.6	433.6
Cash and cash equivalents included in assets held for sale	—	—	—	(0.2)
Cash and cash equivalents at end of period	$221.4	$299.6	$221.4	$299.6

LABORATORY CORPORATION OF AMERICA HOLDINGS
Condensed Combined Non-GAAP Pro Forma Segment Information
(in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017

LabCorp Diagnostics
Revenues	$1,814.0	$1,721.1	$3,584.2	$3,360.8
Adjusted Operating Income	$376.0	$375.5	$740.0	$717.3
Adjusted Operating Margin	20.7%	21.8%	20.6%	21.3%

Covance Drug Development
Revenues	$1,054.2	$807.5	$2,132.6	$1,581.7
Adjusted Operating Income	$123.4	$88.5	$231.4	$156.6
Adjusted Operating Margin	11.7%	11.0%	10.9%	9.9%

Consolidated
Revenues	$2,866.3	$2,528.2	$5,714.6	$4,941.9
Adjusted Segment Operating Income	$499.4	$464.0	$971.4	$873.9
Unallocated corporate expense	(35.9)	(32.9)	(72.1)	(66.1)
Consolidated Adjusted Operating Income	$463.5	$431.1	$899.3	$807.8
Adjusted Operating Margin	16.2%	17.1%	15.7%	16.3%

Results for the three months and six months ended June 30, 2017 have been restated for the adoption of ASC 606 (Revenue Recognition) and the application of ASU 2017-17 (Improving the Presentation of Net Periodic Pension Cost and Net Periodic Post-Retirement Benefit Cost). The consolidated revenue and adjusted segment operating income are presented net of intersegment transaction eliminations. Adjusted operating income and adjusted operating margin are non-GAAP measures. See the subsequent footnotes for reconciliations of non-GAAP measures.

LABORATORY CORPORATION OF AMERICA HOLDINGS
Reconciliation of Non-GAAP Financial Measures
(in millions, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017

Adjusted Operating Income
Operating Income	$369.2	$329.8	$674.6	$647.9
Acquisition-related costs	19.7	8.0	37.6	12.4
Restructuring and other special charges	12.2	39.1	26.5	43.0
Consulting fees and executive transition expenses	1.4	—	4.5	—
Special tax reform bonus for employees	—	—	31.1	—
LaunchPad system implementation costs	2.5	2.8	4.2	5.5
Amortization of intangibles and other assets	58.5	51.4	120.8	99.0
Adjusted operating income	$463.5	$431.1	$899.3	$807.8

Adjusted EPS
Diluted earnings per common share	$2.27	$1.78	$3.94	$3.54
Restructuring and other special items	0.26	0.32	0.76	0.38
Tax reform act adjustments	0.01	—	0.15	—
Amortization expense	0.44	0.33	0.90	0.65
Adjusted EPS	$2.98	$2.43	$5.75	$4.57

(1) Operating cash flow in 2017 has been reduced by $0.1 million and $8.0 million for the three and six months ended June 30, 2017 as the result of implementation of ASU 2016-18. These amounts represent the historical payments made upon conversion of the Company's zero-coupon subordinated notes deemed to be accreted interest.

Notes to Reconciliation of Non-GAAP Financial Measures

1)
During the second quarter of 2018, the Company recorded net restructuring and other special charges of $12.2 million.  The charges included $11.8 million in severance and other personnel costs along with $1.3 million in costs associated with facility closures and general integration initiatives.  The Company reversed previously established reserves of $0.7 million in unused severance reserves and $0.2 million in unused facility reserves.

The Company incurred integration and other related costs of $19.7 million primarily relating to the Chiltern acquisition as well as the planned sale of the Company’s Food Solutions business.  The Company also incurred $1.4 million in consulting expenses relating to fees incurred as part of its integration and management transition costs. In addition, the Company recorded $2.5 million of non-capitalized costs associated with the implementation of a major system as part of its LaunchPad business process improvement initiative. These items increased selling, general and administrative expenses by $23.7 million.

The after tax impact of these charges decreased net earnings for the quarter ended June 30, 2018, by $27.2 million and diluted earnings per share by $0.26 ($27.2 million divided by 103.0 million shares).

During the first quarter of 2018, the Company recorded net restructuring and other special charges of $14.3 million. The charges included $11.3 million in severance and other personnel costs along with $1.2 million in costs associated with facility closures and general integration initiatives and $2.3 million in impairment to land held for sale. The Company reversed previously established reserves of $0.5 million in unused facility reserves.

The Company incurred integration and other related costs of $17.9 million primarily relating to the Chiltern acquisition.  The Company also incurred $3.1 million in consulting expenses relating to fees incurred as part of its integration and management transition costs. During the quarter, the Company paid a special one-time bonus of $31.0 million to its non-bonus eligible employees in recognition of the benefits the Company is receiving from the passage of the Tax Cuts and Jobs Act of 2017 (TCJA). In addition, the Company incurred $1.7 million of non-capitalized costs associated with the implementation of a major system as part of its LaunchPad business process improvement initiative. These items increased cost of sales by $24.8 million and selling, general and administrative expenses by $28.9 million.

The after tax impact of these combined charges decreased net earnings for the six months ended June 30, 2018, by $78.6 million and diluted earnings per share by $0.76 ($78.6 million divided by 103.3 million shares).

2)
During the second quarter of 2017, the Company recorded net restructuring and other special charges of $39.1 million.  The charges included $19.9 million in severance and other personnel costs along with $4.2 million in costs associated with facility closures and general integration initiatives.  The Company reversed previously established reserves of $0.1 million in unused facility reserves. The Company also recognized an asset impairment loss of $15.1 million related to the termination of a software development project.

The Company incurred legal and other costs of $5.7 million relating to recent acquisition activity.  The Company also recorded $2.3 million in consulting expenses relating to fees incurred as part of its Covance integration and compensation analysis. In addition, the Company incurred $2.8 million of non-capitalized costs associated with the implementation of a major system as part of its LaunchPad business process improvement initiative (all recorded in selling, general and administrative expenses).

The after tax impact of these charges decreased net earnings for the quarter ended June 30, 2017, by $32.9 million and diluted earnings per share by $0.32 ($32.9 million divided by 103.7 million shares).

During the first quarter of 2017, the Company recorded net restructuring and other special charges of $3.9 million.  The charges included $2.7 million in severance and other personnel costs along with $1.6 million in costs associated with facility closures and general integration initiatives.  The Company reversed previously established reserves of $0.4 million in unused severance reserves.

The Company incurred legal and other costs of $0.9 million relating to recently completed acquisitions.  The Company also recorded $2.6 million in consulting expenses relating to fees incurred as part of its Covance integration and compensation analysis, along with $0.9 million in short-term equity retention arrangements relating to the acquisition of Covance. In addition, the Company incurred $2.7 million of non-capitalized costs associated with the implementation of a major system as part of LaunchPad (all recorded in selling, general and administrative expenses).

The after tax impact of these combined charges decreased net earnings for the six months ended June 30, 2017, by $39.8 million and diluted earnings per share by $0.38 ($39.8 million divided by 104.0 million shares).

3)
The Company continues to grow the business through acquisitions and uses Adjusted EPS excluding amortization as a measure of operational performance, growth and shareholder returns. The Company believes adjusting EPS for amortization provides investors with better insight into the operating performance of the business. For the quarters ended June 30, 2018 and 2017, intangible amortization was $58.5 million and $51.4 million, respectively ($44.9 million and $34.8 million net of tax, respectively) and decreased EPS by $0.44 ($44.9 million divided by 103.0 million shares) and $0.33 ($34.8 million divided by 103.7 million shares), respectively. For the six months ended June 30, 2018 and 2017, intangible amortization was $120.8 million and $99.0 million, respectively ($92.5 million and $67.2 million net of tax, respectively) and decreased EPS by $0.90 ($92.5 million divided by 103.3 million shares) and $0.65 ($67.2 million divided by 104.0 million shares), respectively.

# # #